As Filed With the Securities and Exchange Commission on April 12, 2004
                                                   Registration No. 333-________
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             Registration Statement
                        Under the Securities Act of 1934

                           Cameron International, Inc.
                 (Name of Small Business Issuer in Its Charter)


          NEVADA                                                 51-0477291
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

  11677 Montana Avenue, Suite 13
     Los Angeles, CA 90049                                  (858)254-8354
(Address of principal Executive Offices)             (Issuer's Telephone Number)

            Karen Batcher
          4190 Bonita Road
          Bonita, CA 91902                                    (619) 788-7881
(Name and Address of Agent for Service)                     (Telephone Number)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================
Title of Each
 Class of                            Fixed           Maximum
Securities                          Offering         Aggregate      Amount of
  to be          Amount to be        Price           Offering      Registration
Registered       Registered        Per Unit(1)       Price(2)          Fee
--------------------------------------------------------------------------------
Common           480,000             $0.75           $360,000         $90.00
================================================================================

(1) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                   PROSPECTUS

                           CAMERON INTERNATIONAL, INC.
                         11677 MONTANA AVENUE, SUITE 13
                              LOS ANGELES, CA 90049
                                  858-254-8354

                         480,000 SHARES OF COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Cameron International, Inc. will not receive any proceeds from the sale of shares by the selling shareholders.

Our common stock is presently not traded on any market or securities exchange.

The sales price to the public was set by the selling shareholders at $0.75 per share for a total of $360,000. The price of $0.75 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN AND OUR NEED TO RAISE OPERATING CAPITAL. SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 4.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is: April 7, 2004

                                                 TABLE OF CONTENTS

SUMMARY ....................................................................   3
OFFERING ...................................................................   3
RISK FACTORS ...............................................................   4
FORWARD LOOKING STATEMENTS .................................................   6
USE OF PROCEEDS ............................................................   7
DETERMINATION OF OFFERING PRICE ............................................   7
DIVIDEND POLICY ............................................................   7
SELLING SHAREHOLDERS .......................................................   7
PLAN OF DISTRIBUTION .......................................................   9
LEGAL PROCEEDINGS ..........................................................  10
DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS .........................  11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .............  14
DESCRIPTION OF SECURITIES ..................................................  14
INTEREST OF NAMED EXPERTS AND COUNSEL ......................................  15
LEGAL MATTERS ..............................................................  15
SECURITIES ACT INDEMNIFICATION DISCLOSURE ..................................  15
ORGANIZATION IN THE LAST FIVE YEARS ........................................  15
DESCRIPTION OF BUSINESS ....................................................  15
PLAN OF OPERATION ..........................................................  23
DESCRIPTION OF PROPERTY ....................................................  24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................  24
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY AND
 OTHER SHAREHOLDER MATTERS .................................................  24
EXECUTIVE COMPENSATION .....................................................  25
FINANCIAL STATEMENTS .......................................................  26
CHANGES IN OR DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING CONTROL
 AND FINANCIAL DISCLOSURE ..................................................  26

SUMMARY

Cameron International, Inc. was incorporated in Nevada on December 30, 1999 for the purpose of providing marketing services to companies seeking to reach target audiences. We are a development stage company with essentially no revenues or operating history. The principal executive offices are located at 11677 Montana Avenue, Suite 13, Los Angeles, CA 90049. The telephone number is (858)254-8354.

We received our initial funding of $4,800 through the sale of common stock to investors from the period of approximately September 1, 2003 until January 2, 2004. We offered and sold 480,000 common stock shares (post-split basis) at $0.10 per share to non-affiliated private investors.

From inception until the date of this filing we have had no material operating activities. Our audited financial statements for the year ended December 31, 2003 report no revenues and a net loss of $53.

OFFERING

Securities              Being Offered Up to 480,000 shares of common stock. The
                        securities being offered are those of the existing shareholders only.

Price per share         $0.75 as determined by the selling shareholders. The
                        price of $0.75 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

Securities Issued
And Outstanding         1,480,000 shares of common stock were issued and
                        outstanding as of the date of this prospectus.

Use of Proceeds         We will not receive any proceeds from the sale of the
                        common stock by the selling shareholders.

Plan of Distribution    We are unaware of the nature and timing of any future
                        sales of our common stock by existing security shareholders.

Registration costs      We estimate our total offering registration costs to be
                        $3,590.

RISK FACTORS

Investors in Cameron International, Inc. should carefully consider the following risk factors associated with our plans and product:

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO OPERATING HISTORY. THIS WILL MAKE IT DIFFICULT FOR OUR SHAREHOLDERS TO EVALUATE OUR FUTURE PLANS AND PROSPECTS, RESULTING IN A HIGH PROBABILITY THAT THEY WILL LOSE THEIR INVESTMENT.

     Investors should carefully evaluate any investment in our company due to the inherent risks, expenses, delays, and difficulties that will likely be a part of our development. As we are implementing a business plan with no near-term revenues, we expect to incur net losses in the foreseeable future.

OUR FINANCIAL STATUS CREATES A DOUBT WHETHER WE WILL CONTINUE AS A GOING CONCERN. OUR INDEPENDENT AUDITORS HAVE ISSUED AN AUDIT OPINION FOR CAMERON INTERNATIONAL WHICH INCLUDES A STATEMENT DESCRIBING OUR GOING CONCERN STATUS. IF OUR BUSINESS PLAN FOR THE FUTURE IS NOT SUCCESSFUL, INVESTORS WILL LIKELY LOSE ALL OF THEIR INVESTMENT IN OUR STOCK.

     As noted in our accompanying financial statements, our current financial condition of nominal assets and no current operating business activities necessary for revenues and operating capital create substantial doubt as to our ability to continue as a going concern. If our business plan does not work, we could remain as a start-up company with no material operations, revenues, or profits.

CAMERON INTERNATIONAL HAS NO SALES, PROVEN MARKET, OR CONSUMER DEMAND. WITHOUT SIGNIFICANT USER DEMAND FOR OUR SERVICES, THE COMPANY COULD HAVE CONTINUED NEGATIVE CASH FLOW AND BE UNABLE TO REMAIN IN BUSINESS.

     The lack of a proven market for our services means that the true market for this product may be minor or nonexistent. This could result in little or no product sales.

OUR BUSINESS STRATEGY REQUIRES US TO RAISE CASH OF $192,500. WITHOUT THIS FUNDING, WE COULD REMAIN AS A DEVELOPMENT STAGE COMPANY WITH NO MATERIAL OPERATIONS, REVENUES, OR PROFITS AND MAY BE ONLY PARTIALLY SUCCESSFUL OR COMPLETELY UNSUCCESSFUL IN IMPLEMENTING OUR BUSINESS PLAN, RESULTING IN OUR SHAREHOLDERS LOSING PART OR ALL OF THEIR INVESTMENT.

     We require new funding of $192,500 in order to implement our business plan. We have not determined a source of this funding. We currently have no funding commitments from any individuals or entities. If we use equity capital as a source of funding, potential new shareholders may be unwilling to accept either the likely dilution of their per share value or the high level of risk involved with our unproven services. Without this funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our shareholders may lose part or all of their investment.

OUR COMPETITORS HAVE BEEN IN BUSINESS LONGER THEN WE HAVE AND HAVE SUBSTANTIALLY GREATER RESOURCES THAN WE DO. SHOULD WE BE UNABLE TO ACHIEVE ENOUGH CUSTOMER MARKET SHARE IN OUR INDUSTRY, WE MAY EXPERIENCE LOWER LEVELS OF REVENUE THAN OUR BUSINESS PLAN ANTICIPATES, RESULTING IN NET LOSSES.

     In our development stage, we will have size and market share disadvantages as we attempt to implement our marketing plan. Once our services are developed, we plan to market them by advertising, hiring a marketing manager and salespeople and through our web site. However, we may be unsuccessful in achieving our sales goals and market share and, therefore, be unable to ever become a competitive force in our industry.

THERE IS NO CURRENT PUBLIC MARKET FOR OUR SECURITIES. WE HAVE NO CURRENT PUBLIC OFFERING AND NO PROPOSED PUBLIC OFFERING OF OUR EQUITY. AS OUR STOCK IS NOT PUBLICLY TRADED, INVESTORS SHOULD BE AWARE THEY PROBABLY WILL BE UNABLE TO SELL THEIR SHARES AND THEIR INVESTMENT IN OUR SECURITIES IS NOT LIQUID.

     We are not registered on any public stock exchange, however, we plan to contact a market maker to obtain a listing for trading on the OTC Electronic Bulletin Board. We do not know when we will be able to contact the market maker, and there is no guarantee of trading volume or trading price levels sufficient for investors to sell their stock, recover their investment in our stock, or profit from the sale of their stock.

OUR SOLE DIRECTOR AND OFFICER BENEFICIALLY OWNS 68% OF THE OUTSTANDING SHARES OF OUR COMMON STOCK. IF HE CHOOSES TO SELL HIS SHARES IN THE FUTURE, IT MIGHT HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR STOCK.

     Due to the controlling amount of our directors' and officers' share ownership in our company, if he decides to sell his shares in the public market, the market price of our stock could decrease and all shareholders suffer a dilution of the value of their stock. If our director and officer decides to sell any of his common stock, he will be subject to Rule 144 under the 1933 Securities Act. Rule 144 restricts the ability of our directors and officers (affiliates) to sell shares by limiting the sales of securities made under Rule 144 during any three-month period to the greater of: (1) 1% of the outstanding common stock of the issuer; or (2) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

THE CURRENT OFFICER, STEPHEN SAMUELS, IS THE SOLE OFFICER AND DIRECTOR OF THE COMPANY, AND AT THE SAME TIME, HE IS INVOLVED IN OTHER BUSINESS ACTIVITIES. CAMERON'S NEEDS FOR HIS TIME AND SERVICES COULD CONFLICT WITH HIS OTHER BUSINESS ACTIVITIES. THIS POSSIBLE CONFLICT OF INTEREST COULD RESULT IN HIS INABILITY TO PROPERLY MANAGE CAMERON'S AFFAIRS, RESULTING IN CAMERON REMAINING A START-UP COMPANY WITH NO MATERIAL OPERATIONS, REVENUES, OR PROFITS.

     We have not formulated a plan to resolve any possible conflicts that may arise. While Cameron has not formally adopted a plan to resolve any potential or actual conflicts of interest that exist or that may arise, Mr. Samuels has verbally agreed to limit his role in all other business activities to a role of passive investor and devote full time services to Cameron after we raise sufficient capital through the sale of securities through a private placement and are able to provide officers' salaries per our business plan.

IF WE BECOME LISTED FOR TRADING ON THE OTC ELECTRONIC BULLETIN BOARD THE TRADING IN OUR SHARES MAY BE REGULATED BY SECURITIES AND EXCHANGE COMMISSION RULE 15G-9 WHICH ESTABLISHED THE DEFINITION OF A "PENNY STOCK." THE EFFECTIVE RESULT BEING FEWER PURCHASERS QUALIFIED BY THEIR BROKERS TO PURCHASE OUR SHARES, AND THEREFORE A LESS LIQUID MARKET FOR OUR INVESTORS TO SELL THEIR SHARES.

     The Securities and Exchange Commission Rule 15g-9 establishes the definition of a "penny stock", for the purposes relevant to Cameron International, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person's account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the broker/dealer relating to the penny stock market, which, in highlight form, (a) sets forth the basis on which the broker or dealer made the suitability determination; and
     (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Before you trade a penny stock your broker is required to tell you the offer and the bid on the stock, and the compensation the salesperson and the firm receive for the trade. The firm must also mail a monthly statement showing the market value of each penny stock held in you account.

     The effective result of this Rule 15g-9, is that if the share price is below $5.00 there will be less purchasers qualified by their brokers to purchase shares of Cameron International, and therefore a less liquid market for the securities.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as "anticipate", "believe", "plan", "expect", "future", "intend", and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the "Risk Factors" section and elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The shareholders set the offering price of the common stock at $0.75 per share. The shareholders set the offering price of the common stock at $0.75 per share. The shareholders arbitrarily set the offering price based upon their collective judgement as to a price per share they were willing to accept. The price of $0.75 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of the business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 480,000 shares of common stock offered through this prospectus. The shares include the following:

1. 48,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration pursuant to
     Section 4(2) as amended of the Securities Act of 1933 and completed on January 2, 2004; and
2. 432,000 shares of our common stock that the selling shareholders received pursuant to a 10 for 1 forward stock split (9 new shares for each existing share) executed February 2, 2004.

The following table provides as of February 25, 2004, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.   The number of shares owned by each prior to this offering;
2.   The total number of shares that are to be offered for each;
3. The total number of shares that will be owned by each upon completion of the offering;
4.   The percentage owned by each; and
5.   The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 1,480,000 shares outstanding on April 7, 2004.

                             Shares        Total of       Total         Percent
                           Owned Prior      Shares        Shares         Owned
     Name of                 To This       Offered        After          After
Selling Shareholder         Offering       For Sale      Offering      Offering
-------------------         --------       --------      --------      --------
Ana Alicia Altamirano        10,000         10,000          0              0
Lisa Asaro                   10,000         10,000          0              0
Yvonne Barmettler            10,000         10,000          0              0
John Batliner                10,000         10,000          0              0
Luciann Borja                10,000         10,000          0              0
Eliza Carranza               10,000         10,000          0              0
Raul Jacquez Chavez          10,000         10,000          0              0
David or Tara Eby            10,000         10,000          0              0
Eric Emlet                   10,000         10,000          0              0
Russell Feingold             10,000         10,000          0              0
Jordan Firfer                10,000         10,000          0              0
Norma Garcia                 10,000         10,000          0              0
Tim Griffin                  10,000         10,000          0              0
Elizabeth Hahn               10,000         10,000          0              0
Rosalia Hernandez            10,000         10,000          0              0
Nichole Hudson               10,000         10,000          0              0
Bruce Johnson                10,000         10,000          0              0
Jaime Lara                   10,000         10,000          0              0
Olivia Miranda Ligia         10,000         10,000          0              0
Susan McGarry                10,000         10,000          0              0
Fred McNorton                20,000         20,000          0              0
Jose Lucas Iriarte Mejia     10,000         10,000          0              0
Benjamin Mercado             10,000         10,000          0              0
Enrique Montalvo             10,000         10,000          0              0
Carina Mota                  10,000         10,000          0              0
Frances Munro                10,000         10,000          0              0
Craig Murray                 10,000         10,000          0              0
Leslie Bounds O'Keefe        10,000         10,000          0              0
Greg Samuel Paden            10,000         10,000          0              0
Marcela Ponce                10,000         10,000          0              0
Eduardo Ramirez              10,000         10,000          0              0
Jose Legarreta Rojas         10,000         10,000          0              0
Scott Rosenkranz             10,000         10,000          0              0
Larry Samuels                20,000         20,000          0              0
Frank & Amelia Scarcella     10,000         10,000          0              0
Elizabeth Schier             10,000         10,000          0              0
Charles Scott                10,000         10,000          0              0
Julie Sorey                  10,000         10,000          0              0
Dan Stonesifer               10,000         10,000          0              0
William Talvy                10,000         10,000          0              0
Eduardo Torres               10,000         10,000          0              0
Hilda Torres                 10,000         10,000          0              0
Ed Vidovich                  10,000         10,000          0              0
Sean West                    10,000         10,000          0              0
James Whitley                10,000         10,000          0              0
Anne Winton                  10,000         10,000          0              0

To our knowledge, none of the selling shareholders:

1. Has had a material relationship with Cameron other than as a shareholder as noted above at any time within the past three years;
2. Has ever been an officer or director of Cameron; or 3. Are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;
2. in privately negotiated transactions; or 3. in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.75. The price of $0.75 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities an Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resales by non-affiliates holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. Cameron will apply to have its shares of common stock registered on the OTC Bulletin Board immediately after the date of this prospectus. Cameron anticipates once the shares are trading on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.75 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by the market conditions. Selling shareholders may also sell in private transactions. Cameron cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The shares may be sold by the selling shareholders, as the case may be, from time to time, in one or more transactions. Cameron does not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, Cameron will be required to file a post effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of Cameron common stock; and for a period commencing at least 5 business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase Cameron common stock.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

Cameron is bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. Cameron will use its best efforts to update the registration statement and maintain its effectiveness for one year.

LEGAL PROCEEDINGS

Cameron is not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The director and officer of Cameron, whose one year term will expire 03/05/05, or at such a time as his successor(s) shall be elected and qualified is as follows:

Name & Address           Age    Position      Date First Elected    Term Expires
--------------           ---    --------      ------------------    ------------
Stephen Samuels          33     President,        08/10/03            03/05/05
11677 Montana Ave #13           Secretary,
Los Angeles, CA 90049           Director

The foregoing person may be deemed a "promoter" of Cameron, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

The director and officer currently devotes an immaterial amount of time, less than two hours per month, to manage the business affairs of our company. As of the date of this filing, the amount of time the director and officer intends to devote to our company is unknown.

No executive officer or director of the corporation has been the subject of any order, judgement, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No executive officer or director of the corporation is the subject of any pending legal proceedings.

RESUME

Stephen Samuels
President, Secretary Treasurer & Director

JSTAR BRANDS

Marketing Director - West Region
3/2003 - 10/2003

* Responsible for building brand and distribution opportunities for this new company's line of spirits.
*    Implemented sales incentives.
*    Managed field marketing programs.
*    Created event sponsorship opportunities.
*    Oversaw advertising and promotional opportunities.
*    Launched premium Dutch vodka in Los Angeles and Las Vegas.

FORD INSTITUTE FOR INTEGRATIVE COACHING

Chief Executive Officer
4/2001 - 1/2003

* Developed strategies, policies and infrastructure for high growth personal development training company.
*    Translated founders vision into revenue streams.
*    Created fulfillment programs.
*    Built strong community of over 10,000 advocates.
*    Streamlined and enhanced productivity of all operations.
*    Reduced first year overhead by 22%.
*    Grew revenue 200% to projected earnings of 1.4 million in 2003.
* Developed a licensing business model and effectively managed all proprietary materials and trademarks.

KBA MARKETING GROUP, A SUBSIDIARY OF DRAFT WORLDWIDE

Manager, New Business Development
5/1997 - 1/2001

* Worked with Executive Vice President prospecting for new clients that built on existing client programs.
* Developed branding strategies, advocacy programs, guerrilla marketing tactics and sponsorship opportunities for clients.
*    Created corporate sponsorship package for national 2 million dollar tour.
* Lead the development of new business marketing proposals for brands such as Salon Selectives, Jobs.com, Sirius Satellite Radio, and HBO.
* Integral to acquisition of clients totaling over 20 million dollars in projected billings.
* Developed systems for enhanced communications and productivity between account executives, creative, operations and accounting departments.

District Marketing Manager - San Francisco, Austin, Dallas, Houston, Kansas City, Memphis, St. Louis

* Managed 1 million dollars of corporate sponsorship affiliated with over 750 events.
*    Responsible for hiring and developing over 75 employees in 6 U.S. offices
* Maximized client objectives including brand awareness, name generations and sales for brands such as RJ Reynolds, Coca-Cola and Stoli.

City Marketing Manager - San Diego - Clients included RJ Reynolds, Coors Light, Cinemax, Coca-Cola, Sony

* Implemented all aspects of Trend influence marketing programs for clients including field promotion, direct marketing, event production, sponsorship and media placement.
* Played integral role in developing strategy for "See The Light" Coors Light campaign and Cinemax Customer Service Center Program.
* Recipient of the "Impact Award" acknowledging exemplary performance of a special project.

PACIFIC INNOVATIONS RESTAURANT GROUP

General Manager
1994-1997

* Managed 25 plus employees in all operations of restaurant and bar located at pristine site in La Jolla, Ca.
*    Contracted the construction of a new bar.
*    Designed a premiere International Wine Menu highlighted in San Diego
     Magazine.
* Created special events for clients such as La Jolla Chamber of Commerce and the San Diego Convention and Visitors Bureau.

Promotions Director

* Produced marketing collateral and promotions for multiple locations including national media and PR, direct mail, high profile events and strategic partnerships.
* Developed and managed exclusive 125 seating supper-club including all floor operations, publicity and booking of international and local talent.

ADDITIONAL EXPERIENCE

* Freelance editor for Putnam Publishing / Debbie Ford - Played integral role in development and editing of #1 NY Times Bestseller "The Dark Side of The Light Chasers." 1997-1999
* ARL Agency / B.O.B. Agency: Commercial and Theatrical Acting 1992 - 1996 Credits include: Friends, Who's The Boss, Married With Children, Someone Like Me (NBC) and commercials for Molson Golden, Long John Silvers, Wrigley's Gum, Continental Airlines.

EDUCATION

Integrative Coaching Program - Specialized Coaching Certification 2002

International Executive Training Seminar (hosted by Draft Worldwide) Chicago, IL 2000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information on the ownership of Cameron's voting securities by officers, directors and major shareholders as well as those who own beneficially more than five percent of Cameron's common stock through the most current date - April 7, 2004:

Title of            Name &                     Amount &            Percent
Class               Address                Nature of owner          Owned
-----               -------                ---------------          -----
Common        Stephen Samuels               1,000,000 (a)            68%
              11677 Montana Ave. #13
              Los Angeles, CA 90049

Total Shares Owned by Officers
 & Directors as a Group                     1,000,000                68%

----------
(a) Mr. Samuels received 100,000 shares of the company's common stock on August 14, 2003 for administrative services and services related to the company's business plan. Mr. Samuels received 900,000 shares of our common stock pursuant to a 10 for 1 forward stock split (9 new shares for each existing share) executed February 2, 2004.

DESCRIPTION OF SECURITIES

Cameron's Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock, .001 par value per share. There is no preferred stock authorized. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of Cameron, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption with respect to such shares.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LEGAL MATTERS

Karen Batcher, our independent counsel, has provided an opinion on the validity of our common stock.

SECURITIES ACT INDEMNIFICATION DISCLOSURE

Cameron's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION IN THE LAST FIVE YEARS

Cameron International, Inc. was incorporated in Nevada on December 30, 1999. In September of 2003 the board of directors voted to seek capital and began development of our business plan. During September 2003 through January 2004 we received our initial funding through the sale of common stock to 46 non-affiliated private investors. Cameron does not have any, nor has it had any, associations with any promoters.

DESCRIPTION OF BUSINESS

FORM AND YEAR OF ORGANIZATION

Cameron International, Inc. was incorporated in Nevada on December 30, 1999. we have taken the following steps: developed our business plan, secured the URL CameronAgency.com, initiated our website. We are a development stage company with essentially no revenues or operating history.

BANKRUPTCY OR SIMILAR PROCEEDINGS

There have been no bankruptcy, receivership or similar proceedings.

REORGANIZATIONS, PURCHASE OR SALE OF ASSETS

There have been no material reclassifications, mergers, consolidations, or purchase or sale of a significant amount of assets not in the ordinary course of business.

PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS

Cameron International intends to market and sell promotional marketing services to companies seeking to target and penetrate specific consumer demographics. Our proposed marketing agency will offer a broad range of services designed to raise brand awareness and drive consumer action. Through our efforts we intend to gain market share for our potential clients with minimum commitments of their resources. Our strategy will be to create unique marketing initiatives, promotions, strategies and implementation tactics to enroll trendsetting consumers (consumers that create trends through their purchase decisions) into becoming evangelists for our potential clients products. We will target key influencers (influential people within a peer group) and early adopters (people that are first to purchase a new product or service) within each geographic and demographic target market to create consumer trends and drive sales of our potential clients products or services.

Our strategy is to reach and penetrate consumer markets with a variety of targeted marketing plans and promotional methods to help our potential clients achieve their goals.

It has become increasingly difficult for companies to get their product messages heard above the excessive ad noise that today's consumers are facing. "Audiences are so sophisticated these days," Blatant in-your-face advertising just doesn't work; says TV producer Matti Lesham, CEO of Diplomatic Productions in Los Angeles (September 25th, 2003 CNN.com)." Mainstream advertising continues, resulting in diminishing returns for advertisers. Consumers are using chat rooms, email, and the web to research and communicate about new products or services. They rely upon the endorsement or implied endorsement of a friend or trusted public figure to make their purchase decisions. They are ignoring mainstream advertising and its bombastic approach. As a result, advertisers must embrace new methods of communicating with their target markets, or risk losing customers and brand loyalty.

Word-of-mouth marketing (product messages intended to start word-of-mouth) is a significantly more effective method for breaking through the clutter while increasing market share and improving customer retention. This is particularly true when marketing initiatives are aimed at trendsetters (influential people within a peer group that influence trends within that group) whose endorsements carry significant influence amongst their peers. We believe young consumers tend to rely upon word-of-mouth product recommendations more than any other form of marketing to make their purchase decisions. According to well-known market research firm, Jupiter Communications, 57% of all purchase decisions made by young consumers are based upon the endorsement or implied endorsement of a friend. Consequently, mainstream advertising methods including broadcast television, radio, and print are becoming decreasingly effective at communicating with young consumers. Word-of-mouth marketing is a component of a successful marketing campaign for any product or service attempting to drive consumer action within this highly desirable target market. Word-of-mouth marketing campaigns require a grass-roots approach to their product messages by communicating from "within" a target demographic.

Our goal is to specialize in facilitating our potential clients ability to get their message heard. We believe our potential clients will achieve success by creating a word-of-mouth buzz for their products or services. A word-of-mouth marketing campaign is a one-to-one (individual-to-individual) approach to develop and maintain long-term relationships with retailers and trendsetters in each market. Trendsetters can influence the purchase decisions of their social and professional spheres, and retailers provide access to the products. Both retailers and trendsetters are critical functions in the success of a product or service using a word-of-mouth marketing campaign as a promotional tool. Our proposed marketing agency will specialize in this unique approach for our potential clients.

In order to enroll a key influencer into becoming an evangelist for a product or a service the approach is critical. Any part of the approach that lacks credibility, or has an overtly corporate delivery to the product or service message will immediately lose momentum and fall on deaf ears. Creating subtle messages from within that persons natural environment is a requirement for the success of that message. Any overt or misleading branding will only serve to harm the efforts of the campaign to enroll a key influencer because they associate products and services with their personal identity and lifestyle. They also tend to prefer to discover products on their own and must believe in a product or services value. Street credibility is essential in the effort to gain a key influencers support, but the rewards are as valuable as the scope of that persons influence. Quite literally, they can drive a market based upon what they say, but they must not be dissuaded by an advertisers methodology. Instead, genuine product messages, about quality products, communicated in a sincere and creative manner must be employed to gain their support. We intend to create these types of marketing campaigns for our potential clients to help achieve their goals.

We intend to raise brand awareness and drive consumer action within the highly desirable Generation X and Generation Y (born 1970 - 1989) demographics for our potential clients. Generation Y is the largest consumer group in history, numbering 60 million in the U.S. alone. This group has enormous economic power and spends over $160 billion on consumer goods and services in comparison to the $125 billion spent annually by Generation X, and is highly influential upon critical family buying decisions (Jupiter Communications). We believe they also respond favorably to subtle marketing strategies. We intend to create and implement strategic marketing plans by using non-traditional media such as flyering, postering, stickering, online marketing, events, contests, sponsorships, and giveaways that will enroll Generation X and Generation Y in our potential clients agenda.

We will offer customized marketing services to our potential clients to fit their business models. Our services will utilize all possible marketing methods to create the desired effect of the campaign. We will employ some of the following services to achieve our clients success:

* GUERILLA MARKETING - Low budget marketing campaigns that use tactics outside of traditional media. " Guerilla marketing creates brand loyalty if your product is good." (Rich Cotler, The Licensing Book, Feb. 2003)

* TARGET MARKETING - Target marketing is critical for customer acquisition. We will attain the most current market research through publications such as Jupiter Communications to designate target markets and then employ specific methods to reach that target.

* PROMOTIONAL MARKETING - A wide array of tactics that drives consumers to act, creates positive brand identity and drives sales. There are short-to medium duration concentrated strategies such as street promotions and online viral (word-of-mouth) activities using targeted emails. Medium-to-long duration methods such as outdoor advertising and postings (sniping), online buzz (PR), product sampling to drive consumer action.

* COLLEGE MARKETING - On/off campus promotions that are designed to draw attention quickly. Numerous activities that rapidly gain interest and drive response, including giveaways, outreach programs, on campus points of presence, direct consumer communications.

* YOUTH MARKETING - Specific teen marketing operations aimed at the 13-17 year-old demographic.

* EVENT MARKETING - Specific promotional activities at key target events that attract specific audiences within a demographic. Concerts, rallies, speeches, and contests are examples of event marketing.

* SPECIAL EVENTS - Creation of special events such as concerts, tours, bar/nightclub activities, and entertainment premieres.

* PRODUCT SAMPLING - Direct distribution of branded merchandise to a target demographic. These service can be conducted either through a man-on-the-street campaign or by bundling product samples with giveaways such as student care packages.

* ONE-TO-ONE MARKETING - Verbal communication between a marketer or evangelist for a product or service that is done on a one-to-one basis. Often combined with product sampling activities.

* VIRAL MARKETING - Any online promotional activity that spreads itself like a virus. Viral marketing is effective for product introduction, brand awareness, and driving consumer action. It generates exponential customer recruitment, where consumers act as agents, endorsing and promoting a product or service. These agents or key influencers are usually given incentives to pass along promotional messages and offers (typically spread through email and instant messaging). They become a virtual sales force and minimize the cost of customer acquisition.

* BUZZ MARKETING - Buzz marketing tactics target chat sites, message boards, newsgroups, and other online forums enabling direct recruitment of consumers. These initiatives create significant product awareness and drives offline purchase decisions.

* ONLINE PR / PUBLIC RELATIONS - Online public relations strategies consists of press release distribution to key special interest sites. These sites are a strategic link between companies and their potential customers, typically offering news, gossip, and other venues of disbursement for details regarding existing or upcoming products.

* SEARCH ENGINE OPTIMIZATION - Each keyword, phrase or concept related to specific content on the site offers a unique opportunity to attract and target visitors and present those visitors with the exact information they are looking for. For this reason, top ranking search results offer an irreplaceable toll for credibility in a consumers mind. Audience members will visit a clients site and have an immediate brand identity for their products and services.

* CROSS PROMOTIONAL LINKING - Cross promotional linking is when web sites link to each other to increase traffic and search engine ranking.

* TRADE SHOW STAFFING AND SUPPORT - Trade shows are an extremely cost-effective means to secure industry and consumer recognition amongst target groups. We can attend the show and staff the booths with professional models who help create interest and dialogue.

* SPONSORSHIPS, GIVEAWAYS AND CONTESTS - Creating promotional ideas is another activity we employ to promote a client's company and products.

* POST-ACTION REPORTS - We will supply our clients with an action report detailing the work performed and the results.

* SURVEYS AND MARKET RESEARCH - We will conduct online and offline polling initiatives to garner the most current and viable market data.

* TARGET AD BUYING AND CREATIVE - Fanzines, college newspapers, music and film publications are all publications that overlooked by the dominate advertising industry, but offer highly targeted audiences. Our agency will create and implement campaigns in these alternative sources.

* PRODUCT BUNDLING - We will create strategic partnerships and product bundling opportunities for our clients.

In contrast to traditional advertising plans created to push product messages at consumers, our proposed style of marketing is intended to create long-term brand loyalty, and consumer awareness, by pulling them into the fold. We intend to implement street-level communications between companies, and the target demographics they seek to communicate with, in order to form personal connections between consumers and the products they purchase. Our methodologies will be designed to either supplement a traditional advertising campaign, or replace the traditional route entirely.

Management has completed the following steps to further our business plan:

We have drafted and researched our business plan which includes market identification and a services offered list.

We have secured a URL and our preliminary web site is functioning at www.CameronAgency.com.

Our goal is to raise $200,000 in order to further execute our business plan. After securing funding of $200,000 in September 2004, our planned time line to deliver our services beginning in June 2005 is as follows:

SEPTEMBER- 2004: Budget $2,000 per month for operating expenses, total of $14,000. Begin the web site development at a cost of $15,000 per month for 6 months. Total cost for site upon completion $90,000.

OCTOBER - 2004: Purchase (4) computers, software, (3) printers, office equipment and furniture, total of $25,000. Hire bookkeeper at a cost of $2,500 per month.

NOVEMBER - 2004: Continue site build out.

DECEMBER - 2004: Hire a marketing manager for $3,000 per month. Begin actively marketing the site at a cost of $5000 per month. Hire search engine expert at a cost of $3000 per month.

JANUARY - 2005: Begin search engine placement at a cost of $1,500 per month.

FEBRUARY - 2005: Continue site build out and marketing efforts.

MARCH - 2005: Complete site build out.

APRIL - 2005: Begin delivering our marketing services to clients.

Total budget costs and expenses through end of the first twelve months:
$192,500.

We plan to promote our services through a search engine optimization strategy to create rankings on the Internet's search engines. A search engine optimization strategy is the drafting of the text on a web site and the programming that will attract search engine to list the site. Each keyword or phrase related to the marketing industry will be targeted through our site. Search engine optimization should attract potential customers to our web site and create the opportunity for us to sell those qualified leads our services. We intend to use those leads to solicit potential clients for our youth- oriented marketing services.

We plan to achieve all of our business plan goals, however, there is no guarantee we will be successful in implementing our business plan. We have a budget of $192,500 for our business, but, we intend to raise $200,000 in funding in order to meet our current business plan goals. We do not yet have a plan for a scenario in which we receive partial funding, but we will consider moving ahead with our business plan if we receive partial funding by possibly modifying our business plan and achieving our goals at a slower pace while we seek additional funding sources. Management has determined to seek funding for our business plan through venture capital sources or private sales of securities, however, we have not identified or contacted any venture capital sources, and we have not identified or taken any steps to identify any person or other entity concerning private sales of securities.

If we are incapable of executing our business plan we would then investigate reasonable business options available to retain value for our shareholders. This could possibly be achieved by offering the leads generated from our web site to other marketing agencies, creating marketing plans and marketing strategies for other marketing agencies, or operating as a source for larger marketing agencies seeking to connect with our niche youth-oriented demographic. We could continue making progress on our business plan by developing alternatives such as limiting the scope of the services we offer clients to reduce costs, adjusting or reducing our in-house marketing costs, or reducing our costs for the development of our web site, and adjusting our timeline for the delivery of our services. We could also seek a joint venture with another business entity that would complement our business plan goals. Currently, there are no pending arrangements, understandings or agreements with other businesses or entities for combining businesses or forming joint ventures, or any other material transactions.

DISTRIBUTION METHODS OF PRODUCTS OR SERVICES

Cameron plans to utilize its management's background in sales and marketing to offer our youth oriented marketing services to companies seeking to target that audience.

STATUS OF ANY PUBLICLY ANNOUNCED  NEW PRODUCTS OR SERVICES

Cameron has no new product or service planned or announced to the public.

COMPETITION AND COMPETITIVE POSITION

Cameron International Inc. competitors have longer operating histories, larger customer bases, and greater brand recognition than Cameron International Inc. A few of our competitors are; Omnicon, IPG, Zipatoni, Momentum, Alcone, GMR, Buzz Marketing Group. We are not aware of any significant barriers to Cameron International's entry into the promotional marketing business, however, at this time, we have no sales or share of this market.

SUPPLIERS AND SOURCES OF RAW MATERIALS

We will utilize our management's background to offer our planned marketing service on the Internet, without the use of major suppliers of raw materials.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

Cameron will not depend on any one or a few major customers. Management has experience in the management of marketing services in the United States.

PATENTS, TRADEMARKS, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS, OR LABOR CONTRACTS

We own our Internet domain name, CameronAgency.com, and will setup our own web site when we receive sufficient funding. We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

NEED FOR GOVERNMENT APPROVAL FOR ITS PRODUCTS OR SERVICES

Cameron is not required to apply for or have any government approval for its products or services.

EFFECT OF GOVERNMENTAL REGULATIONS ON THE COMPANY'S BUSINESS

Cameron will be subject to federal laws and regulations that relate directly or indirectly to its operations. We will be subject to common business and tax rules and regulations pertaining to the operation of our business in the State of California.

RESEARCH AND DEVELOPMENT COSTS DURING THE LAST TWO YEARS

Cameron has not expended funds for research and development costs since inception.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

Environmental regulations have had no materially adverse effect on Cameron's operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent that laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs, the business and prospects of Cameron could be adversely affected.

NUMBER OF EMPLOYEES

Cameron's only current employee is its officer who will devote as much time as the board of directors determines is necessary to manage the affairs of the company. The officer intends to work on a full time basis when Cameron raises capital per its business plan. Our business plan calls for hiring 3 new full-time employees during the next twelve months.

REPORTS TO SECURITIES HOLDERS

We provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We will become subject to disclosure filing requirements once our SB-2 registration statement becomes effective, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549.

The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

PLAN OF OPERATION

Cameron's current cash balance is $4,747. Until approximately September of 2004, we believe our small cash balance is sufficient to fund minimum levels of operations. In order to achieve our business plan goals, we will need to raise capital through the sale of equity securities. We are a development stage company and have generated no revenue to date. We have sold $4,800 in equity securities to pay for our prior minimum level of operations.

We have received a going concern opinion on our financial statements that raises substantial doubt as to our ability to continue as a going concern. As noted in our accompanying financial statements, our current financial condition of nominal assets and no current operating business activities necessary for revenues and operating capital create substantial doubt as to our ability to continue as a going concern. If our business plan does not work, we could remain as a start-up company with no material operations, revenues, or profits. Although management has believes their plan for Cameron will generate revenue and profit, there is no guarantee their past experiences will provide Cameron with similar future successes.

As of the date of this filing, we have taken the following steps: developed our business plan, secured the URL CameronAgency.com, and initiated our website. We are now in the process of registering the securities sold in September 2003 through January 2004 with the Securities and Exchange Commission. Our business plan includes a need for cash of $192,500 by June 2005. We plan to raise this capital through the sale of equity securities during the months of July 2004 through August 2004, however, at this time we do not have any agreements with or commitments from any financial source to provide this capital. During 2004, after raising funding, we intend to hire the following employees in 2004 with a six month budget: one marketing manager at a cost of $20,000, one engine placement expert at a cost of $12,000, and one office employee at a cost of $15,000. We also plan to purchase computers, furniture, and equipment at a cost of $25,000 and incur website development costs of $90,000. We plan to budget $15,000 for rent and other operating expenses from September 2004 through March 2005. We plan to begin marketing in December 2004 and spend $20,000 through March 2005.

In order to meet all of our current business plan goals, we need to receive funding. We intend to use funding we receive to provide cash for our business plan during the next twelve months as cash flow from sales is not estimated to begin until the third quarter of 2005. We will face considerable risk in each of our business plan steps, such as difficulty of hiring competent personnel within our budget, longer than anticipated lead time necessary for us to complete our marketing plan, and a shortfall of funding due to our inability to raise capital. If no funding is received during the next twelve months, we may utilize one or more options such as use existing cash in the bank, funds loaned by our director, or we might ask our shareholders for funds. Neither our director nor our shareholders have any formal commitments, arrangements or legal obligation to advance or loan funds to Cameron. To date, there have been no loans by the director to Cameron, no negotiated material terms or agreed upon amounts, and no formalized agreements of any kind. Management has not formulated detailed plans for a scenario in which we receive partial funding, but we will consider moving ahead with our business plan at a slower pace if we receive partial funding. We could modify our business plan to implement our plan over a longer timetable, reduce the number of marketing services we intend to offer, or seek out a partnership with an existing marketing agency whereby we offer our services without setup costs.

There are no current plans for additional product research and development during the next twelve months. We plan to purchase approximately $25,000 in furniture and computers during the next twelve months from proceeds of our equity security sales. Our business plan provides for an increase of three employees during the next twelve months.

DESCRIPTION OF PROPERTY

Cameron's principal executive office address is 11677 Montana Avenue, Suite 13, Los Angeles CA 90049. The principal executive office and telephone number are provided by an officer of the corporation. The office is used by the officer for other business interests and is estimated to be sufficient for our business needs until such time as we receive funding and begin hiring employees. The costs associated with the use of the telephone and mailing address were deemed by management to be immaterial as the telephone and mailing address were almost exclusively used by the officer for other business purposes. We consider our current principal office space arrangement adequate until such time as we achieve our business plan goal of raising capital of $200,000 and then begin hiring new employees per our business plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The principal executive office and telephone number are provided by Mr. Stephen Samuels, an officer of the corporation. The costs associated with the use of the telephone and mailing address were deemed to be immaterial as the telephone and mailing address were almost exclusively used by him for other business purposes.

The board agreed to pay Mr. Stephen Samuels 100,000 shares of the company's common stock for services related to the company's business plan. The stock was valued at $0.01 per share. Mr. Samuels received 900,000 shares of our common stock pursuant to a 10 for 1 forward stock split (9 new shares for each existing share) executed February 2, 2004.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Cameron plans to contact a market maker to obtain a listing for trading on the OTC Electronic Bulletin Board. The OTC Electronic Bulletin Board is a network of security dealers who buy and sell stock. The dealers are connected by a computer network which provides information on current "bids" and "asks" as well as volume information. As of the date of this filing, there have been no discussions or understandings between Cameron or anyone acting on our behalf with any market maker regarding participation in a future trading market for our securities.

As of the date of this filing, there is no public market for our securities. There has been no public trading of our securities, and, therefore, no high and low bid pricing. As of April 7, 2004, Cameron had 47 shareholders of record. We have paid no cash dividends and have no outstanding options.

Pursuant to this registration statement the company is seeking to register 480,000 shares held by 46 non-affiliated shareholders. Our officer and director holds a total of 1,000,000 shares which are not being registered pursuant to this filing.

EXECUTIVE COMPENSATION

Cameron's current officers receive no compensation. The current Board of Directors is comprised of only Mr. Stephen Samuels.

                           Summary Compensation Table

                                             Other
Name &                                       annual     Restricted                          All other
principal                                    compen-      stock      Options     LTIP        compen-
position     Year   Salary($)   Bonus($)    sation($)     awards     SARs($)   Payouts($)   sation($)
--------     ----   ---------   --------    ---------     ------     -------   ----------   ---------
S Samuels    2002     -0-         -0-          -0-         -0-         -0-        -0-          -0-
President    2003     -0-         -0-          -0-         -0-         -0-        -0-          -0-

There are no current employment agreements between the company and its executive officer.

The board agreed to pay Mr. Samuels for administrative services and services related to the company's business plan 100,000 shares of the company's common stock on August 15, 2003. The stock was valued at $0.01 per share. Mr. Samuels received 900,000 shares of our common stock pursuant to a 10 for 1 forward stock split (9 new shares for each existing share) executed February 2, 2004.

The terms of these stock issuances were as fair to the company, in the board's opinion, as could have been made with an unaffiliated third party.

The officer currently devotes an immaterial amount of time to manage the affairs of the company. The director and principal officer has agreed to work with no remuneration until such time as the company receives sufficient revenues necessary to provide proper salaries to all officers and compensation for directors' participation. The officer and board of directors have the responsibility to determine the timing of remuneration for key personnel based upon such factors as positive cash flow to include sales, estimated cash expenditures, accounts receivable, accounts payable, notes payable, and a cash balance of not less than $15,000 at each month end. When positive cash flow reaches $15,000 at each month end and appears sustainable the board of directors will readdress compensation for key personnel and enact a plan at that time which will benefit the company as a whole. At this time, management cannot accurately estimate when sufficient revenues will occur to implement this compensation, or the exact amount of compensation.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of Cameron in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the company or any of its subsidiaries, if any.

FINANCIAL STATEMENTS

The audited financial statements of Cameron for the years ended December 31, 2003 and 2002, and the one month ended January 31, 2004, and related notes which are included in this offering have been examined by Armando C. Ibarra, CPA, and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING CONTROL AND FINANCIAL DISCLOSURE

None.

                                ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation

Armando C. Ibarra, C.P.A.                   Members of the California Society of
                                            Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD             Members of the American Institute of
                                            Certified Public Accountants
                                Members of the Better Business Bureau since 1997


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Cameron International, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Cameron International, Inc. (A Development Stage Company) as of January 31, 2004 and the related statements of operations, changes in stockholders' equity and cash flows for the month then ended and for the period from December 30, 1999 (inception) through January 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cameron International, Inc. as of January 31, 2004 and the results of their operations and their cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Armando C. Ibarra, CPA
-------------------------------
Armando C. Ibarra, CPA

March 8, 2004
Chula Vista, California


                      371 'E' Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465

                           CAMERON INTERNATIONAL, INC.
                          (A Development Stage Company)
                                  Balance Sheet
--------------------------------------------------------------------------------

                                                                       As of
                                                                     January 31,
                                                                        2004
                                                                      -------
                                     ASSETS

CURRENT ASSETS
  Cash                                                                $ 4,747
                                                                      -------
TOTAL CURRENT ASSETS                                                    4,747
                                                                      -------

      TOTAL ASSETS                                                    $ 4,747
                                                                      =======

                       LIABILITIES & STOCKHOLDERS' EQUITY

      TOTAL LIABILITIES                                               $    --

STOCKHOLDERS' EQUITY
  Common stock, ($.001 par value, 50,000,000
   shares authorized; 1,480,000 shares issued and
   outstanding as of January 31, 2004)                                  1,480
  Additional paid-in capital                                            4,320
  Deficit accumulated during development stage                         (1,053)
                                                                      -------
TOTAL STOCKHOLDERS' EQUITY                                              4,747
                                                                      -------
      TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                        $ 4,747
                                                                      =======

                       See Notes to Financial Statements

                           CAMERON INTERNATIONAL, INC.
                          (A Development Stage Company)
                            Statements of Operations
--------------------------------------------------------------------------------

                                                               December 30, 1999
                                              One Month          (inception)
                                                Ended             through
                                              January 31,        January 31,
                                                 2004               2004
                                              ----------         -----------
REVENUES
  Revenues                                    $       --         $        --
                                              ----------         -----------

TOTAL REVENUES                                        --                  --

GENERAL & ADMINISTRATIVE EXPENSES                     --              (1,053)
                                              ----------         -----------

TOTAL GENERAL & ADMINISTRATIVE EXPENSES               --              (1,053)
                                              ----------         -----------

NET INCOME (LOSS)                             $       --         $    (1,053)
                                              ==========         ===========

BASIC EARNINGS (LOSS) PER SHARE               $     0.00
                                              ==========
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                     1,480,000
                                              ==========

                       See Notes to Financial Statements

                           CAMERON INTERNATIONAL, INC.
                          (A Development Stage Company)
                  Statement of Changes in Stockholders' Equity
           From October 30, 1999 (inception) through January 31, 2004
--------------------------------------------------------------------------------

                                                                                                   Deficit
                                                                                                 Accumulated
                                                          Common    Additional      Stock          During
                                             Common       Stock      Paid-in     Subscription    Development
                                              Stock       Amount     Capital      Receivable        Stage      Total
                                              -----       ------     -------      ----------        -----      -----
Balance, December 31, 1999                         --    $    --     $   --         $  --         $    --     $   --

Net lncome, December 31, 1999                                                                          --         --
                                           ----------    -------     ------         -----         -------     ------
BALANCE, DECEMBER 31, 1999                         --         --         --            --              --         --
                                           ==========    =======     ======         =====         =======     ======

Net lncome, December 31, 2000                                                                          --         --
                                           ----------    -------     ------         -----         -------     ------
BALANCE, DECEMBER 31, 2000                         --         --         --            --              --         --
                                           ==========    =======     ======         =====         =======     ======

Net lncome, December 31, 2001                                                                          --         --
                                           ----------    -------     ------         -----         -------     ------
BALANCE, DECEMBER 31, 2001                         --         --         --            --              --         --
                                           ==========    =======     ======         =====         =======     ======

Net lncome, December 31, 2002                                                                          --         --
                                           ----------    -------     ------         -----         -------     ------
BALANCE, DECEMBER 31, 2002                         --         --         --            --              --         --
                                           ==========    =======     ======         =====         =======     ======
Common stock issued on August 15, 2003
to directors for services @ $0.001
per share                                   1,000,000      1,000         --            --                      1,000

Common stock issued on September 1, 2003
for cash @ $0.01 per share                    480,000        480      4,320          (500)                     4,300

Net loss, December 31, 2003                                                                        (1,053)    (1,053)
                                           ----------    -------     ------         -----         -------     ------
BALANCE, DECEMBER 31, 2003                  1,480,000      1,480      4,320          (500)         (1,053)     4,247
                                           ==========    =======     ======         =====         =======     ======

Stock subscription receivable                                                         500                        500

Net lncome, January 31, 2004                                                                           --         --
                                           ----------    -------     ------         -----         -------     ------
BALANCE, JANUARY 31, 2004                   1,480,000    $ 1,480     $4,320         $  --         $(1,053)    $4,747
                                           ==========    =======     ======         =====         =======     ======

                       See Notes to Financial Statements

                           CAMERON INTERNATIONAL, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows
--------------------------------------------------------------------------------

                                                               December 30, 1999
                                              One Month           (inception)
                                                Ended              through
                                              January 31,         January 31,
                                                 2004                2004
                                               -------             -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                            $    --             $(1,053)
                                               -------             -------
     NET CASH PROVIDED BY (USED IN)
      OPERATING ACTIVITIES                          --              (1,053)


CASH FLOWS FROM INVESTING ACTIVITIES

     NET CASH PROVIDED BY (USED IN)
      INVESTING ACTIVITIES                          --                  --

CASH FLOWS FROM FINANCING ACTIVITIES
  Change in Additional paid-in capital              --               4,320
  Change in common stock                            --               1,480
  Change in stock subscription receivable          500                  --
                                               -------             -------
     NET CASH PROVIDED BY (USED IN)
      FINANCING ACTIVITIES                         500               5,800
                                               -------             -------

NET INCREASE (DECREASE) IN CASH                    500               4,747

CASH AT BEGINNING OF PERIOD                      4,247                  --
                                               -------             -------

CASH AT END OF PERIOD                          $ 4,747             $ 4,747
                                               =======             =======
SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION:
  Interest paid                                $    --             $    --
                                               =======             =======
  Income taxes paid                            $    --             $    --
                                               =======             =======

                       See Notes to Financial Statements

                           CAMERON INTERNATIONAL, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                               As of January 2004


NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Cameron International, Inc (the Company) was incorporated under the laws of the State of Nevada on December 30, 1999.

The Company is in the development stage. Its activities to date have been limited to capital formation, organization, set-up of a website, and development of its business plan and a target customer market.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Accounting

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31, year-end.

b. Basic Earnings per Share

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective December 30, 1999 (inception).

Basic net loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

c. Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

d. Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

                           CAMERON INTERNATIONAL, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                               As of January 2004


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

d. Income Taxes (continued)

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 3. WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common.

NOTE 4. GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through sale of its securities through private placements.

NOTE 5. RELATED PARTY TRANSACTION

The Company neither owns nor leases any real or personal property. A director provides office services without charge. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities as they become available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 6. INCOME TAXES

                                                          As of January 31, 2004
                                                          ----------------------
     Deferred tax assets:
     Net operating tax carryforwards                             $ 157
     Other                                                           0
                                                                 -----
     Gross deferred tax assets                                     157
     Valuation allowance                                          (157)
                                                                 -----

     Net deferred tax assets                                     $   0
                                                                 =====

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

                           CAMERON INTERNATIONAL, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                               As of January 2004


NOTE 7. SCHEDULE OF NET OPERATING LOSSES

     1999 Net Operating Income                                   $    (0)
     2000 Net Operating Income                                        (0)
     2001 Net Operating Income                                        (0)
     2002 Net Operating Income                                        (0)
     2003 Net Operating Loss                                       (1053)
     2004 Net Operating Income (one month)                            (0)
                                                                 -------

     Net Operating Loss                                          $(1,053)
                                                                 =======

As of January 31, 2004, the Company has a net operating loss carryforwards of approximately $1,053. Net operating loss carryforward expires twenty years from the date the loss was incurred.

NOTE 8. STOCK TRANSACTIONS

Transactions, other than employees' stock issuance, are in accordance with paragraph 8 of SFAS 123. Thus issuances shall be accounted for based on the fair value of the consideration received. Transactions with employees' stock issuance are in accordance with paragraphs (16-44) of SFAS 123. These issuances shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, or whichever is more readily determinable. All stock transactions have been retroactively restated to reflect a ten for one stock split.

On August 15, 2003 the Company issued 1,000,000 shares of common stock to a director for services rendered valued at $0.001 per share.

On September 1, 2003 the Company issued 480,0000 shares of common stock for cash at $0.01 per share.

As of January 31, 2004 the Company had 1,480,000 shares of common stock issued and outstanding.

NOTE 9. STOCKHOLDERS' EQUITY

The stockholders' equity section of the Company contains the following classes of capital stock as of January 31, 2004.

Common stock, $ 0.001 par value: 50,000,000 shares authorized; 1,480,000 shares issued and outstanding as of January 31, 2004.

NOTE 10. SUBSEQUENT EVENT

On February 2, 2004 (Subsequent to the balance sheet) the Company split its common stock ten for one (10:1) from 148,000 to 1,480,000 shares outstanding. All stock transactions have been retroactively restated to reflect the ten for one stock split.

                      Dealer Prospectus Delivery Obligation

"UNTIL ______________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS."

                                     PART II
                              AVAILABLE INFORMATION

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cameron's By-Laws allow for the indemnification of the officers and directors in regard to their carrying out the duties of their offices. The board of directors will make determination regarding the indemnification of the director, officer or employee as is proper under the circumstances if he/she has met the applicable standard of conduct set forth in the Nevada General Corporation Law.

Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

"1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of any fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgement, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had a reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under sections 1 and 2, unless ordered by a court or advanced pursuant to section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     a.   By the stockholders;

     b. By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

     c. If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

     d. If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate of articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than director or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     a. Does not include any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 2 or for the advancement of expenses made pursuant to section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     b. Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     c. The Articles of Incorporation provides that "the Corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Nevada, as amended from time to time."

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling Cameron, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below. Please note all amounts are estimates other than the Commission's registration fee.

Securities and Exchange Commission registration fee                 $   90.00
Accounting fees and expenses                                        $1,800.00
Legal fees                                                          $1,700.00
                                                                    ---------
Total                                                               $3,590.00
                                                                    =========

Cameron will pay all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders.

RECENT SALES OF UNREGISTERED SECURITIES

On August 15, 2004, the shareholders authorized the issuance of 100,000 shares of common stock to Mr. Samuels for services related to the company's business plan. Mr. Samuels received 900,000 shares of our common stock pursuant to a 10 for 1 forward stock split (9 new shares for each existing share) executed February 2, 2004, for a total of 1,000,000 Rule 144 shares. The company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The company issued the shares in satisfaction of management services rendered to officers and directors, which does not constitute a public offering.

From the period of approximately September 1, 2003 until January 2, 2004, the company offered and sold 48,000 shares at $0.10 per share to non-affiliated private investors. The shareholders received 432,000 shares of our common stock pursuant to a 10 for 1 forward stock split (9 new shares for each existing share) executed February 2, 2004. The company relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Each prospective investor was given a private placement memorandum designed to disclose all material aspects of an investment in the company, including the business, management, offering details, risk factors, financial statements and use of funds. Our officer and director determined the sophistication of our investors, as the investors were either business associates of, or personally known to, our officer and director. Each investor completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

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
Under the Securities Act of 1933, all sales of an issuers' securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act. Rule 144 under the 1933 Act sets forth conditions which, if satisfied, permit persons holding control securities (affiliated shareholders, i.e., officers, directors or holders of at least ten percent of the outstanding shares) or restricted securities (non-affiliated shareholders) to sell such securities publicly without registration. Rule 144 sets forth a holding period for restricted securities to establish that the holder did not purchase such securities with a view to distribute. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities an Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resales by non-affiliates holders without limitations after two years; ( c ) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

                                    EXHIBITS

Exhibit 3.1       Articles of Incorporation                          Included
Exhibit 3.2       Bylaws                                             Included
Exhibit 5         Opinion re: Legality                               Included
Exhibit 23.1      Consent of counsel                                 Included
Exhibit 23.2      Consent of independent auditor                     Included

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement to:

     1. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     2. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
     3. Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

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
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Los Angeles, state of California, on April 7, 2004.

                                       Cameron International, Inc.

                                          /s/ Stephen Samuels
                                          --------------------------
                                       By Stephen Samuels
                                          (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and dates stated.

/s/ Stephen Samuels                                          April 7, 2004
-------------------------------------                        -------------
Stephen Samuels, President                                       Date
(Principal Executive Officer, Principal
Financial Officer)

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